ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("Agreement") is made as of the _____ day of December, 2005, by and between ALS, LLC, a Florida limited liability company ("Buyer") with its principal business offices located c/o Advantage Services Group, 2200 Lucien Way, Suite 201, Maitland, Florida 32751, and Stratus Services Group, Inc., a Delaware corporation ("Seller") with its principal business offices located at 500 Craig Road, Suite 201, Manalapan, New Jersey 07726.

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer certain of the properties, rights, assets and business of the Seller, all upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.  Purchase and Sale and Delivery of the Assets.

1.1.  Purchase and Sale and Delivery of the Assets.

(a)  Purchased Assets. Subject to and upon the terms and conditions of this Agreement and excluding the assets retained by the Seller as set forth in Section 1.1(b) herein, as of the “Effective Date” (as defined in Section 1.5 below), the Seller shall sell, transfer, convey, assign and deliver, to the Buyer, and the Buyer shall purchase from the Seller, free and clear of all liens and encumbrances (except for Permitted Liens as defined in Section 2.8), all of the contracts, agreements, properties, rights, assets and business as a going concern, of every kind and nature, real, personal or mixed, tangible or intangible, wherever located, which are owned, leased, licensed or used by Seller in the conduct of its business at its Chino, California; Colton, California; Los Nietos, California; Ontario, California; Santa Fe Springs, California; and Phoenix, Arizona branches and the Dallas Morning News account (collectively, the "Purchased Assets"), including, without limitation, the following assets:

(i)  all office supplies and similar materials (the "Supplies");

(ii)  all contracts, agreements, leases, arrangements and/or commitments of any kind, whether oral or written, relating solely to the Purchased Assets as set forth on Schedule 2.12 attached hereto (the "Contracts");

(iii)  all customer lists, files, records and documents (including credit information) relating solely to customers and vendors of the Purchased Assets and all other business, financial and employee books, records, files, documents, reports and correspondence relating to the Purchased Assets (collectively, the "Records");

(iv)  all rights of the Seller, if any, under express or implied warranties from the suppliers of the Seller in connection with the Purchased Assets;

(v)  all furnishings, furniture, fixtures, tools, machinery, equipment and leasehold improvements owned by the Seller and related to the Purchased Assets, whether or not reflected as capital assets in the accounting records of the Seller (collectively, the "Fixed Assets"), as set forth on Schedule 2.8; and

(vi)  all computers, computer programs, computer databases, hardware and software owned or licensed by the Seller and used in connection with the Purchased Assets, but not to include any proprietary software of Seller (notwithstanding the foregoing limitation, ALS shall at all times have full access to any ALS information residing on any Stratus proprietary software);

(vii)  the right to use any forms, processes and solutions developed by and for Stratus and employed by Stratus, prior to the date of Closing, in connection with the Purchased Assets;

(viii)  all municipal, state and federal franchises, licenses, authorizations and permits of the Seller which are necessary to operate or are related to the Purchased Assets;

(ix)  all prepaid charges, deposits, sums and fees of Seller relating to the Purchased Assets;

(x)  all claims and rights of Seller related to or arising from the Purchased Assets; and

(xi)  all of the goodwill of Seller associated with the Purchased Assets.

(b)  Retained Assets. Accounts receivable for periods worked prior to the effective date.

1.2.  Purchase Price. The purchase price for the Purchased Assets (the "Purchase Price") shall be payable as follows:

(a)  $250,000 payable over 60 days following Closing paid as needed for documented cash flow requirements by Seller payable at a rate no faster than $125,000 per 30 days.

(b)   subject to paragraph 1.7 below, $1,000,000 for payment of unpaid taxes, interest and penalties owed by Seller to the California Employment Development Department (the “EDD”) and for satisfaction of all tax liens filed or to be filed by the EDD (the $1,000,000 Price Component”);

(c)   , assumption of the sums due under that certain promissory note in the original principal amount of $1,100,000 executed and delivered by owed by Seller to Provisional Employment Solutions, Inc. (“PES”) as of Closing (represented to be $786,823.69) (the “ Assumed PES Debt”), subject to the terms of the assumption agreement among Seller, Buyer and PES (the “PES Assumption Agreement”) (Exhibit “G”). In the event that PES does not execute the PES Assumption Agreement, then ALS shall have the right to set off against any amounts due or payable to Stratus by ALS any loss or damage that ALS suffers or may suffer as a result of PES not executing the PES Assumption Agreement;

(d)   Payment, satisfaction or cancellation of all net indebtedness owed by Seller to Buyer as of the Closing (estimated to be $3.75 million) (the “ALS Debt”).

(e)   ALS shall be entitled to set off any amounts owed by Stratus to ALS against any amounts owed to Stratus by ALS under this paragraph 1.2.

1.3.  Assumption of Liabilities.

(a)  Assumed Liabilities. Effective as of the Effective Date, the Buyer agrees to assume and to pay, perform and discharge the item set forth in paragraph 1.2(c) above and all liabilities and obligations arising under the Contracts on and after the Effective Date and with respect to the use and operation of the Purchased Assets by the Buyer after the Effective Date (the “Assumed Liabilities”). To the extent that any personal property or real property included as part of the Purchased Assets is leased by Seller as of the Effective Date and the Buyer and Seller agree that the equipment lease agreement or real property lease agreement cannot be formally assigned to the Buyer, the Buyer will thereafter pay the rental charge or lease payment for same to the Seller, and the Seller shall be required to make such payments directly to the Lessor. If at any time, Seller, in its sole discretion, chooses to pay off the lease liability of any such asset in one lump sum, Buyer shall reimburse Seller for such payment and title to such asset shall pass to Buyer.

(b)  Liabilities Retained by the Seller. Except for the Assumed Liabilities, the Buyer shall not assume, be liable for or pay, and none of the Purchased Assets shall be subject to, and the Seller shall retain, be unconditionally liable for and pay, any liability or obligation (whether known or unknown, matured or unmatured, stated or unstated, recorded or unrecorded, fixed or contingent, currently existing or hereafter arising) of the Seller, without limitation, the following:

(i)  any obligation or liability of Seller arising out of this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby or thereby;

(ii)  except as otherwise provided herein, any obligation or liability of Seller for the fees and expenses of its counsel, accountants and other experts and all other expenses incurred by Seller incident to the negotiation, preparation and execution of this Agreement and any agreement entered into in connection herewith and the performance by Seller of its obligations hereunder or thereunder;

(iii)  except as otherwise provided herein, any obligation or liability of Seller and its directors, officers, employees, consultants and other representatives, arising out of or resulting from any business, activity, course of conduct, action or omission before, on or after the Effective Date;

(iv)  all accounts payable of the Seller;

(v)  any liability or obligation under or in connection with the Retained Assets.

(vi)  any federal, state, local or other foreign tax payable by the Seller whether such tax is due and payable prior to or after the Effective Date;

(vii)  any indebtedness of the Seller for borrowed money;

(viii)  all liabilities of the Seller with respect to any claim, litigation or proceeding accruing with respect to, or arising from or relating to any business, activity, course of conduct, action or omission before, on or after the Effective Date, including, without limitation, those matters set forth on Schedule 2.9, whether such claim, litigation or proceeding is presented or instituted prior to or after the Effective Date;

(ix)  except to the extent of $12,500, which shall be born by Buyer, all liabilities, obligations, payments, benefits, costs and expenses including, without limitation, any salary, wage, vacation, bonus, severance, expense reimbursement or other benefit: (a) accruing and payable to staff and part--time employees of the Seller who become employed by the Buyer after the Effective Date with respect to any period before the Effective Date as set forth in Schedule 1.3 attached hereto, (b) accruing and payable to all other employees of the Seller with respect to any period before or after the Effective Date, (c) accruing and payable to all former employees of the Seller whose employment terminated before the Effective Date, (d) accruing and payable pursuant to any employee benefit plans (including pension plans) of the Seller or under federal and state laws governing such plans, whether before or after the Effective Date, including, without limitation, in connection with the termination of participation under such plan by a staff or part-time employee; or (e) accruing and payable in connection with the termination of any such employee benefit plan of the Seller, whether before or after the Effective Date.

(x)  all warranty liability of the Seller, including without limitation, for claims which arise prior to the Effective Date, whether such claims are presented prior to or after the Effective Date.

1.4.  Other Agreements. As further consideration for the transactions contemplated hereby, the Seller and its officers and directors plus Jeffrey J. Raymond will enter into Non-Compete/Non-Solicitation Agreements attached hereto as Composite Exhibit C-1.

1.5.  Closing and Effective Date. The closing (the “Closing”) shall take place at the offices of the Seller in Manalapan, New Jersey at a time or date to which the parties may mutually agree (the “Closing Date”), but the Closing shall take place no later than December 2, 2005. This agreement shall be effective as of November 21, 2005 (the “Effective Date”).

1.6.  Allocation of Purchase Price. The Purchase Price shall be allocated among the various Purchased Assets by mutual agreement of the parties as set forth on Schedule 1.6. The parties covenant and agree with each other that this allocation was arrived at by arm’s length negotiation and that none of them will take a position on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any manner inconsistent with the terms of this Section 1.6 without the written consent of the other parties to this Agreement. Each of Buyer and Seller covenant and agree to execute and timely file U.S. Treasury Form 8594 consistent with Schedule 1.6, and upon a party’s reasonable request the other party shall execute and file such other documents as may be necessary to document such allocation.

1.7.  Settlement and Payment of Sums Due to EDD. Seller owes certain sums to the EDD pursuant to the terms of that certain Payment Plan Agreement (the “EDD Payment Plan”) entered between Seller and EDD (the “California Tax Debt”). EDD has filed certain tax liens in the State of California that purport to create liens on some or all of Seller’s California assets (the “California Tax Liens”). Seller shall use its best efforts to negotiate an agreement with EDD to accept a lump sum payment in complete settlement (the “California Tax Settlement”) of the California Tax Debt and to satisfy and release the California Tax Liens within 120 days after Closing. After Closing until Seller has reached agreement with EDD on the California Tax Settlement or the expiration of 120 days after Closing, which ever occurs first, Buyer agrees to fund the weekly payments of $12,500 under the EDD Payment Plan. Any such payments funded by Buyer shall be credited against the $1,000,000 Price Component. Upon execution and delivery of a binding written agreement by EDD, Buyer shall fund the $1,000,000 Price Component, as mutually agreed, less any credits due to Buyer as provided immediately above, to be used to the extent needed to satisfy the California Tax Debt and obtain release of the California Tax Liens. Seller shall immediately fund any additional sums or negotiate a payment plan which releases the Purchased Assets from the California Tax Liens, if any, needed to consummate the California Tax Settlement. Buyer does not either expressly or implicitly assume or agree to be obligated in any way for the EDD Payment Plan, California Tax Debt or the California Tax Liens, and such debt and liens remain the debt and obligation of Seller. In addition to all other remedies available to Buyer and other indemnities provided herein, Seller agrees to indemnify and hold Buyer harmless for any claim or demand made by any third party related to the EDD Payment Plan, the California Tax Debt or the California Tax Liens. Until the California Tax Debt and California Tax Liens are released and satisfied, Joseph J. Raymond, Sr. shall personally guarantee any difference due, if any, after a settlement with EDD. Additionally, Joseph J. Raymond, Sr. shall execute and deliver to Buyer a continuing and unconditional guaranty having the form and content as the document attached hereto as Exhibit C-2.

2.  Representations of the Seller. The Seller represents and warrants to the Buyer as follows:

2.1.  Organization. The Seller is a corporation and is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller is not required to be qualified or licensed to do business as a foreign corporation or other organization in any other jurisdiction, except such jurisdictions, if any, in which the failure to be so qualified or licensed will not have a material adverse effect on the conduct of its business or use of any of its properties or assets. The Seller has delivered to the Buyer complete and correct copies of the Seller’s Articles of Incorporation and By-laws as in effect on the date hereof. The Seller is not in default under or in violation of any provision of its Articles of Incorporation or By-laws. The Seller has all requisite power and authority (corporate and other) to execute and deliver this Agreement and the documents, instruments and agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

2.2.  Affiliates and Other Equity Investments. The Seller does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, limited liability company, association or other business organization, other than a fifty percent (50%) interest in Stratus Technology Services, LLC (“STS”).

2.3.  Authorization. The Seller has the power to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement, and the agreements provided for herein by the Seller, and the consummation by the Seller of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

2.4.  No Violation. Except as set forth in Schedule 2.4, neither the execution, delivery or performance of this Agreement and the agreements provided for herein, nor the consummation of any of the transactions contemplated hereby or thereby (i) will violate or conflict with the Articles of Incorporation or By-laws of Seller, or (ii) conflict with, result in any breach of, constitute (with or without due notice or lapse of time or both) a default under, or result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require notice, consent or waiver under any provision of any contract or agreement of any kind to which the Seller is a party or by which the Seller is bound (including, without limitation, the Contracts) or to which any property or asset (including, without limitation, the Purchased Assets) of any of them is subject, (iii) is prohibited by or requires the Seller to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, (iv) will cause any acceleration of maturity of any note, instrument or other obligation to which Seller is a party or by which Seller is bound or with respect to which Seller is an obligor or guarantor, or (v) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets (including, without limitation, the Purchased Assets), business, agreements or contracts (including, without limitation, the Contracts) of Seller.

2.5.  Financial Statements. Seller has delivered to Buyer unaudited financial statements, for the annual period ended September 30, 2005, for the Seller’s operations as a whole. Such financial statements fairly present the financial position of Seller as of the date thereof and the results of its operations and cash flows for the period indicated.

2.6.  No Undisclosed Liabilities. As of the Closing Date, except for the transactions contemplated by this Agreement and except as set forth in Schedule 2.6, Seller has not incurred any material liability or obligation (absolute, accrued, contingent or otherwise) of any nature, other than liabilities and obligations incurred in the ordinary course of business.

2.7.  Absence of Certain Changes. As of the Closing Date, except for the execution and delivery of this Agreement and except as set forth in Schedule 2.7, Seller has not (i) had any change in its condition (financial or otherwise), operations (present or prospective), business (present or prospective), assets or liabilities, other than changes in the ordinary course of business, none of which has been materially adverse; (ii) incurred or agreed to incur any indebtedness for borrowed money; (iii) paid or obligated itself to pay in excess of ten thousand dollars ($10,000) in the aggregate for Fixed Assets; (iv) suffered any substantial loss or waived any substantial right; (v) agreed to sell, transfer or otherwise dispose any of the Purchased Assets; (vi) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of the Purchased Assets; (vii) made or permitted any material amendment or termination of any Contract, license or permit to which it is a party other than in the ordinary course of business; (viii) experienced any shortage or difficulty in obtaining qualified personnel to meet customer orders, demands and requirements; (ix) made any change in its accounting methods or practices with respect to its condition, operations, business, properties, assets or liabilities; or (x) entered into any transaction not in the ordinary course of the business.

2.8.  Title; Ownership, Condition and Adequacy of the Assets. Except with respect to Purchased Assets that are leased and except as set forth in Schedule 2.8, Seller has good and marketable title to all of its respective properties and assets included in the Purchased Assets, and valid leasehold interests in all such Purchased Assets leased by it under any personal property lease, in each case free and clear and not subject to any mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance, except for Permitted Liens. The Fixed Assets are in good operating condition and repair, subject only to the ordinary wear and tear. Schedule 2.8 sets forth an accurate, correct and complete list of all of the Fixed Assets owned or used by the Seller with respect to the Purchased Assets. As used herein, the term “Permitted Liens” means (i) liens or encumbrances for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Seller; (ii) carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like liens or encumbrances arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of Seller; and (iii) those liens or encumbrances described on Schedule 2.8 attached hereto.

2.9.  Litigation. Except as set forth in Schedule 2.9, there are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or, to the best of Seller's knowledge, threatened involving Seller that (i) if asserted and decided adversely to Seller, could materially and adversely affect the use or operations of the Purchased Assets (in a manner consistent with Seller’s past practices), or (ii) questions the validity of this Agreement or the other agreements to be entered into in connection herewith, or (iii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by the Seller under this Agreement or the other agreements to be entered into in connection herewith. Except as set forth in Schedule 2.9, there is no arbitration proceeding pending or, to Seller’s knowledge, threatened or proposed in any manner under any collective bargaining agreement or other agreement or otherwise. Neither Seller nor any of the Purchased Assets are subject to any judicial or administrative judgment, order, decree or restraint.

2.10.  Real Property; Leases. Seller does not own any real property used in connection with the Purchased Assets. Schedule 2.10 attached hereto sets forth a true, correct and complete list as of the date hereof of all leases of real property to which the Seller is a party in connection with the Purchased Assets (collectively, the "Real Property Leases"). Except as set forth on Schedule 2.10, true, correct and complete copies of the Real Property Leases, and all amendments and modifications thereof, have previously been delivered by the Seller to the Buyer. The Real Property Leases have not been modified or amended since the date of delivery to the Buyer. No party to any Real Property Lease has sent written notice to the other claiming that such other party is in default thereunder, which alleged default remains uncured.

2.11.  Tax Matters. All federal, state, local and foreign tax and information returns required to have been filed prior to the date of this Agreement by Seller have been duly filed, and each such return correctly reflects the income, franchise or other tax liability and all other information required to be reported thereon, and the Seller has paid or accrued all income, franchise and other taxes due by it as reflected on said returns. There are not pending, nor to the knowledge of Seller, threatened, any audits, examinations, investigations or other proceedings in respect of taxes or tax matters and there are not, to the knowledge of Seller, any unresolved questions or claims concerning Seller's tax liability.

2.12.  Contracts. Schedule 2.12 contains a true and complete list of all Contracts. The Seller has made available to the Buyer a true and complete copy of each such written Contract and a true, correct and complete written description of each such oral Contract. Except as set forth as Schedule 2.12, neither the Seller, nor, to the knowledge of the Seller, any other party, is in default under or in breach or in violation of any Contract, nor has an event occurred that (with or without notice, lapse of time, or both) would constitute a default, breach or violation by the Seller, or, to the knowledge of the Seller, by any other party, under any Contract.

2.13.  Compliance with Agreements and Laws. Except as set forth in Schedule 2.15, Seller has complied in all material respects with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to it, and to Seller’s knowledge there does not exist any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, judgment, order or decree except such defaults or violations, if any, that in the aggregate do not and will not materially and adversely affect the Purchased Assets or the operation, financial condition or prospects of the Purchased Assets.

2.14.  Environmental Matters. Except for such matters that, alone or in the aggregate, are not reasonably likely to have a material adverse effect on the Seller, to its knowledge: (i) Seller has complied with all applicable “Environmental Laws” (as defined below); (ii) Seller has not received any notice, demand, letter, claim or request for information alleging that it may be in violation of or liable under any Environmental Law; and (iii) Seller is not subject to any orders, decrees, injunctions or other arrangements with any governmental entity relating to liability under any Environmental Law or relating to Hazardous Substances.

For purposes of this Agreement, the term "Environmental Law" means any law relating to pollution (or the clean up of the environment), or the protection of air, surface water, groundwater, drinking water, land (surface or subsurface), human health, the environment or any other natural resource or the use, storage, recycling, treatment, generation, processing, handling, production or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 USC §§9601 et seq. And 40 CFR §§302.1 et seq., and regulations thereunder; the Federal Clean Air Act, as amended, 42 USC §§7401 et seq., and regulations thereunder; the Resource Conservation and Recovery Act, 42 USC §§6901 et seq., as amended and regulations thereunder; and the Federal Water Pollution Control Act, 33 USC §§1251 et seq., as amended, and regulations thereunder.

For purposes of this Agreement, the term "Hazardous Substance" means any asbestos containing materials, mono- and polychlorinated biphenyls, urea formaldehyde products, radon, radioactive materials, any "hazardous substance", "hazardous waste", "pollutant", "toxic pollutant", "oil" or "contaminant" as used in, or defined pursuant to any Environmental Law, and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, the use, transport, disposal, storage, treatment, recycling, handling, discharge, release, threatened release, discharge or emission of which is regulated or governed by any Environmental Law.

2.15.  Governmental Authorizations and Regulations. Schedule 2.15 lists all licenses, franchises, permits and other governmental authorizations held by Seller material to the use of the Purchased Assets. Such licenses, franchises, permits and other governmental authorizations are valid, and Seller has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. Except as set forth on Schedule 2.15, Seller holds all licenses, franchises, permits and other governmental authorizations, the absence of any of which could have a material adverse effect on the use of the Purchased Assets.

2.16.  Accounting Practices. The books and accounts of Seller are complete and correct, and fully and fairly reflect the assets and transactions of the Company.

2.17.  [Intentionally left blank].

2.18.  Insurance. Schedule 2.18 contains a true and complete list of all policies of fire, liability, workers' compensation and other forms of insurance owned by or held by Seller, and Seller has made available for inspection by the Buyer true and complete copies of all of such policies. All such policies are in full force and effect, all premiums with respect thereto covering all periods to the date of this Agreement have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Except as set forth in Schedule 2.18, such policies (i) are sufficient for compliance with all requirements of law and all agreements to which Seller is a party, (ii) are valid, outstanding and enforceable policies, (iii) will remain in full force and effect through the Effective Date, and (iv) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Except as set forth in Schedule 2.18, Seller has not made any material claims under such insurance policies.

2.19.  Labor Matters. Seller is not the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Seller’s knowledge, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it.

2.20.  [Intentionally left blank].

2.21.  Intellectual Property Rights. Schedule 2.21 contains an accurate and complete description of all domestic and foreign patents, trademarks, trademark registration, service marks, service marks registration, logos, trade names, assumed names, copyrights and copyright registrations and all applications therefor, presently owned or held by Seller or under which Seller owns or holds any license, or in which Seller owns or holds any direct or indirect interest, and no others are necessary for the use of the Purchased Assets. To the knowledge of Seller, no products sold or services provided by Seller, nor any patents, formulae, know-how, secrets, trademarks, trademark registrations, service marks, service marks registration, logos, trade names, assumed names, copyrights, copyright registrations, or designation used or licensed for use in connection with the Purchased Assets, infringe on any patents, trademarks, licenses, or copyrights, or any other rights, of any person. Seller is the sole owner of, has the sole and exclusive right to use, has the right and power to sell, and has taken all reasonable measures to maintain and protect, the patents, trademarks, trademark registrations, logos, trade names, assumed names, copyrights, copyright registrations, service marks and service mark registrations listed in Schedule 2.21. Except as set forth in Schedule 2.21, no claims have been asserted against Seller in writing by any person and received by it challenging the use of any such patents, trademarks, trademark registrations, service marks, service mark registrations, logos, trade names, assumed names, copyrights and copyright registrations or challenging or questioning the validity or effectiveness of any such license or agreement, or the use of any formula, know-how or secrets used in connection with the Purchased Assets and, to the knowledge of the Seller, there is no valid basis for any such claim. Except as set forth in Schedule 2.21, to Seller’s knowledge, no other party is infringing on the patents, trademarks, trademark registrations, logos, tradenames, assumed names, copyrights copyright registrations, service marks and service mark registrations listed in Schedule 2.21.

2.22.  Receivables. Seller has delivered to Buyer a true and complete aging report of Seller’s accounts receivable relative to the Purchased Assets as of November 30, 2005.

2.23.  Employees. Schedule 2.23 contains a complete list of the name, position, and salary, of all staff employees of Seller, including persons who are temporarily absent from active employment by Seller. Attached to Schedule 2.23 are all employment agreements, patent disclosure agreements, non-compete agreements, or any other written contract or agreement relating to the right of any such staff employee to be employed by Seller. To the knowledge and belief of Seller, no staff employee has any present intention of terminating his or her employment with the Seller, and Seller has no present intention of terminating such employment.

2.24.  ERISA. The only employee benefit plans of Seller are group medical and dental insurance policies.

2.25.  Customers. The accounts receivable aging report delivered pursuant to Section 2.22 lists all current customers of the Seller. Except as set forth in Schedule 2.25 the Seller has not received any written threat or written notice that any one or more customers who in the aggregate purchased goods or services in excess of $10,000 from it during the twelve months ended September 30, 2005 intends to discontinue or to reduce significantly purchases of such goods or services or default under or terminate any Contract whether as a result of the transactions contemplated by this Agreement or otherwise and the Seller has not received any written notice of, nor is it aware of any basis for, any material dispute between any such customer and the Seller, whether with respect to payment due, workmanship or otherwise.

2.26.  No Untrue Statements. No statement by Seller contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by Seller, or any officer, or other agent of Seller to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading.

2.27.  Consents. Except for the consent of the Seller’s Lender, Capital Temp Funds, Inc. and the Seller’s Board of Directors, which shall be obtained by the Closing Date, no consent, approval, authorization or other action by, or filing with, any governmental authority or any third party is required in connection with the execution, delivery and performance by the Buyer of its obligations under this Agreement and the agreements provided for herein, and the consummation by the Buyer and the Seller of the transactions contemplated hereby.

2.28.  No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller directly with Buyer and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

3.  Representations of the Buyer. The Buyer represents and warrants to the Seller as follows:

3.1.  Organization and Authority. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and all other documents, instruments and agreements to be delivered by it hereunder and to consummate the transactions contemplated hereby and thereby. The Buyer has delivered to the Seller complete and correct copies of the Buyer’s Articles of Organization and Operating Agreement as in effect on the date hereof. The Buyer is not in default under or in violation of any provision of its Articles of Organization and Operating Agreement. The Buyer has all requisite power and authority (corporate and other) to execute and deliver this Agreement and the documents, instruments and agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

3.2.  Authorization. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby and thereby, have been duly authorized by all requisite entity action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against it in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.3.  No Violation. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Articles of Incorporation or By-Laws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term of provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Buyer is or may be bound.

3.4.  Consents. Except for the consent of the Buyer’s Lender and the Buyer’s Managing Member, which shall be obtained by the Closing Date, no consent, approval, authorization or other action by, or filing with, any governmental authority or any third party is required in connection with the execution, delivery and performance by the Buyer of its obligations under this Agreement and the agreements provided for herein, and the consummation by the Buyer and the Seller of the transactions contemplated hereby.

3.5.  Litigation. No action, investigation, audit, review, claim, suit or proceeding by any governmental authority or third party is pending or, to the knowledge of the Buyer, threatened against the Buyer which seeks to delay or prevent the consummation of the transactions contemplated by this Agreement, or which may adversely affect or restrict the Buyer’s ability to consummate the transactions contemplated hereby. The Buyer is not bound by any outstanding judgment, order, injunction or decree of any governmental authority or any third party which would prevent the Buyer from consummating the transactions contemplated by this Agreement.

3.6.  No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer directly with Seller and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

3.7.  No Untrue Statements. No statement by the Buyer contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by any officer, or other agent of Buyer to Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading.

4.  Closing Deliveries.

4.1.  By Seller. The Seller shall deliver to the Buyer at the Closing or, if so indicated, on the Effective Date, each of the following documents:

(a)  this Agreement, duly executed by Seller;

(b)  a Bill of Sale in the form attached hereto as Exhibit B, duly executed by Seller;

(c)  an Assignment and Assumption of Contracts and Liabilities executed by the Seller evidencing the Seller's assignment and the Buyer's assumption of the Assumed Liabilities contemplated by Section 1.3 hereof in the form attached hereto as Exhibit D (the "Assignment and Assumption Agreement");

(d)  the Non-Competition Agreements and Non-Solicitation Agreements in the forms attached hereto as Composite Exhibit C-1.;

(e)    the personal guaranty of Joseph J. Raymond, Sr, in the form attached hereto as Exhibit C-2.

(f)   the PES Assumption Agreement;

(g)   the Written Consent To Asset Purchase Agreement executed by Chris Janisch, Pinnacle Investment Partners, L.P., Essex & York, Inc. and Joseph J. Raymond, Sr.

(h)   the Stratus Billing Agreement executed by Stratus;

(i)  the Records, on the Effective Date;

(j)  copies of the general ledgers and books of account of the Seller pertaining to the Purchased Assets for the period September 30, 2005, to the Effective Date, on the Effective Date.

(k)  cross receipt executed by the Seller, in the form of Exhibit F ("Cross Receipt");

(l)  a certificate executed by the President of the Seller that all representations and warranties made herein by Seller are true and correct and that all terms, conditions and provisions of this Agreement have been performed and complied with at the time of Closing;

(m)  a certificate from the secretary of the Seller authorizing the sale of the Purchased Assets and providing incumbency information for the individual signing this Agreement on behalf of the Seller;

(n)  A UCC-3 release by Capital relative to the Purchased Assets;

(o)  such certificates or other documents as may be reasonably requested by Buyer, including, without limitation, certificates of legal existence, good standing and certified charter documents from the Secretary of State of Delaware, and certificates of the Officers of the Seller with respect to minutes, resolutions, by-laws and any other relevant matters concerning the Seller in connection with the transactions contemplated by this Agreement.

4.2.  By the Buyer. The Buyer shall deliver to the Seller at the Closing or, if so indicated, on the Effective Date, each of the following documents:

(a)  this Agreement, executed by the Buyer;

(b)  the Assignment and Assumption Agreement (Exhibit D), executed by Buyer;

(c)  the Cross Receipt, executed by the Buyer;

(d)  a certificate executed by the Chief Executive Officer/Managing Member of the Buyer that all representations and warranties made herein are true and correct and that all terms, conditions and provisions of this Agreement have been performed and complied with at the time of Closing; and

(e)  a certificate of the secretary of the Buyer authorizing the purchase of the Purchased Assets and providing incumbency information for the individual signing this Agreement on behalf of the Buyer.

(f)  A consent of Buyer’s lender to the transaction;

(g)  such certificates or other documents as may be reasonably requested by Seller, including, without limitation, certificates of legal existence, good standing and certified charter documents from the Secretary of State of Florida, and certificates of an officer of the Buyer with respect to directors’ resolutions, by-laws and other matters.

5.  Indemnification.

5.1.  Survival of Representations. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive for a period of three (3) years following the Effective Date and any investigation at any time made by or on behalf of the parties hereto.

5.2.  By the Seller. The Seller hereby agrees to indemnify and hold harmless each of the Buyer, its affiliates and its respective directors, officers, employees, agents, attorneys and representatives (the “Buyer Indemnitees”) from and against any and all actions, claims, liabilities (whether known or unknown, matured or unmatured, stated or unstated, fixed or contingent), obligations, damages of any kind (including, without limitation, general, special, incidental and consequential damages), judgments, liens, injunctions, charges, orders, decrees, rulings, demands, losses, dues, assessments, taxes, fines, fees, penalties, amounts paid in settlement, costs or expenses (including, without limitation, reasonable attorney's and expert fees and expenses in connection with investigating, defending or settling any action or threatened action) (each, a “Loss” and collectively, “Losses”) that any of the Buyer Indemnitees may incur, or to which it, he or she may become subject, arising out of, resulting from or relating to:

  any representations made by Seller that are not accurate or breach of any warranty of Seller contained in this Agreement or in any schedule of Seller or any certificate delivered by Seller pursuant to this Agreement;

  any breach of any covenant of Seller contained in this Agreement;

  any debt, liability or obligation of Seller other than the Assumed Liabilities; and

  the operations of the Purchased Assets prior to the Effective Date.

5.3.  By the Buyer. The Buyer shall indemnify and hold harmless the Seller and its affiliates and its respective directors, officers, shareholders, employees, agents,attorneys, representatives and successors (the “Seller Indemnitees”) from and against any and all Losses that any of the Seller Indemnitees may incur, or to which it, he or she may become subject, arising out of, resulting from or relating to:

  any misrepresentation or breach of warranty of Buyer contained in this Agreement or in any schedule of Buyer or in any certificate delivered by Buyer pursuant to this Agreement;

  any breach of any covenant of Buyer contained in this Agreement;

  any of the Assumed Liabilities;

  the use or operation of the Purchased Assets after the Effective Date; and

  the failure to obtain any of the Real Property Lease consents and releases described in Section 7.6(a).

5.4.  Reduction for Insurance Proceeds. To the extent that any Buyer Indemnitee or Seller Indemnitee shall receive payment under any insurance policies on account of claims arising under Section 5.2 or Section 5.3 hereof, the amount (if any) payable by the indemnifying party on account of such claims shall be reduced by the amount of such payment or, if the Buyer Indemnitee or Seller Indemnitee shall have already collected on such claims from the indemnifying party, then the Buyer Indemnitee or Seller Indemnitee shall repay to the indemnifying party the amount of such payment.

5.5.  Procedure for Indemnification Claims. For purposes of this Agreement, each of Seller and Buyer may be referred to as an “Indemnifying Party” in connection with their indemnification obligations herewith. For purposes of this Agreement, Buyer Indemnitees and Seller Indemnitees may be referred to individually as an “Indemnitee” or collectively as “Indemnitees.” The procedures to be followed with respect to indemnification claims based upon or arising out of any claim, action or proceeding by any person not a party to this Agreement, shall be as follows:

(a)  If an Indemnitee believes that it has suffered or incurred any Loss, such Indemnitee shall so notify the Indemnifying Party promptly in writing describing such Loss, the amount thereof, if known, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss shall have occurred. In the event that any claim or demand in respect of which an Indemnitee may seek recovery of a Loss under this Section 5 is asserted against or sought to be collected from such Indemnitee by a third party, the Indemnitee shall notify the Indemnifying Party promptly in writing as soon as practicable but in any event within 30 days following receipt of notice of such third party claim or demand.

(b)  Unless in the reasonable judgment of Indemnitee (i) there is a conflict between the positions of the Indemnifying Party and the Indemnitee in conducting the defense of such claim or (ii) legitimate business considerations would require the Indemnitee to defend or respond to such claim in a manner different from that recommended by the Indemnifying Party, the Indemnifying Party shall, by giving notice thereof to the Indemnitee confirming the Indemnifying Party’s obligation under this Section 5 to indemnify the Indemnitee in respect of such claim, be entitled to assume and control such defense with counsel chosen by it. The Indemnitee shall be entitled to participate therein after such assumption, but the costs of such participation (other than the costs of providing witnesses or documents at the request of the Indemnifying Party or in response to legal process) following such assumption shall be at the expense of the Indemnitee. Upon assuming such defense, the Indemnifying Party shall have full right to enter into any compromise or settlement which is dispositive of the matter involved; provided that except for the settlement of a claim that involves no obligation of the Indemnitee other than the payment of money for which indemnification is provided hereunder, the Indemnifying Party shall not settle or compromise any claim without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld; and provided, further, the Indemnifying Party may not consent to entry of any judgment or enter into any settlement in respect of a claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of a release from all liability in respect of such claim.

(c)  With respect to a claim as to which the Indemnifying Party (i) does not have the right to assume the defense under Section (b) or (ii) shall not have exercised its right to assume the defense, the Indemnitee shall assume and control the defense of and contest such claim with counsel chosen by it and the Indemnifying Party shall be obligated to pay all reasonable attorneys’ fees and expenses of the Indemnitee incurred in connection with such defense. The Indemnifying Party shall be entitled to participate in the defense of such claim, but the cost of such participation shall be at its own expense. Notwithstanding the foregoing, the Indemnitee shall not be required to defend any claim under this Section (c) unless the Indemnifying Party confirms its obligation under this Section 5 to indemnify the Indemnitee in respect of such claim by written notice to the Indemnitee. If the Indemnitee is not required to defend any claim under the immediately preceding sentence, it shall owe no duties to the Indemnifying Party with respect to such claim and may defend, fail to defend or settle such claim without affecting its right to indemnity hereunder.

(d)  If the Indemnitee assumes the defense of a claim pursuant to Section (c) above, the Indemnitee may compromise or settle any claim against it at any time; provided, however, that the Indemnitee shall not settle or compromise any claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld; provided, further, that if in the reasonable judgment of the Indemnitee it would be materially harmed or otherwise prejudiced by not entering into a proposed settlement or compromise and the Indemnifying Party withholds consent to such settlement or compromise, the Indemnitee may enter into such settlement or compromise and such settlement or compromise shall not be conclusive as to, or otherwise be used to establish, the existence or amount of the liability of the Indemnifying Party to the Indemnitee or any third party. The Indemnitee may not consent to entry of any judgment or enter into any settlement or compromise with respect to a claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnifying Party of a release from all liability in respect of such claim.

(e)  Both the Indemnifying Party and the Indemnitee shall cooperate fully with one another in connection with the defense, compromise or settlement of any claim, including without limitation making available to the other all pertinent information and witnesses within its control at reasonable intervals during normal business hours.

5.6.  Exclusive Remedy. The parties hereto agree that the indemnification provisions set forth in this Section 5 are the exclusive remedy for any indemnifiable Loss.

5.7.  Set-Off. Buyer may offset any Loss indemnifiable by Seller under this Agreement against any amounts payable to Seller or any heir, beneficiary or assign by Buyer at or after the Effective Date pursuant to this Agreement, the Non-Competition Agreement or otherwise, whether or not Seller continues to be the holder or beneficiary of such obligations of Buyer upon the determination of the amount of such Loss in accordance with the final judgment of a court of competent jurisdiction or as finally agreed by the parties.

6.  Other Agreements.

6.1.  Transferring Employees. From the date of this Agreement until the Effective Date, Seller has not paid or obligated itself to pay, any compensation, commission or bonus to any staff employee or independent contractor as such, except for the regular compensation, accrued benefits and commissions payable to such staff employee or independent contractor at the rate in effect on the date of this Agreement. Seller agrees to notify Buyer of the departure or pending departure of any staff employee prior to the Effective Date.

6.2.  Conduct of Business. From the date of this Agreement through the Effective Date, Seller will use its best efforts to preserve the Purchased Assets intact, to keep available to Buyer the services of its employees and independent contractors and to preserve for Buyer its relationships with suppliers, licensees, distributors and customers and others having business relationships with the Purchased Assets. From the date of this Agreement through the Effective Date, the Seller shall carry on its business of the Purchased Assets substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of purchase, sale, performance, lease, management, accounting or operation. From the date of this Agreement through the Effective Date, all of the Purchased Assets shall be used, operated, repaired and maintained by the Seller in a normal business manner consistent with past practice. Unless instructed otherwise by the Buyer in writing, the Seller will accept customer requests for services in the ordinary course of business and consistent with past practice for all services offered by the Seller but expected to be performed by the Buyer after the Effective Date. From the date of this Agreement through the Effective Date, the Seller will not, and will not obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber any of the Purchased Assets except in the ordinary course of business and Seller will maintain the Fixed Assets and its facilities in good operating condition and repair, subject only to ordinary wear and tear. The Seller will comply with all laws and regulations which are applicable to its ownership of the Purchased Assets or the use of the Purchased Assets and will perform and comply with all of the Contracts and other commitments and obligations by which it is bound. Seller will continue to carry all of its existing insurance until the Effective Date. Seller agrees to notify and consult with Buyer with respect to all decisions outside of the ordinary course relating to the Purchased Assets until the Effective Date.

6.3.  Keep Informed. From the date hereof through the Effective Date, Seller shall promptly notify Buyer of (i) any changes to the information disclosed on any schedule hereto, including changes occurring after the date hereof (although such disclosure shall not in any way amend or supplement any schedule) and (ii) any condition, circumstance, fact or other information that may cause the representations and warranties of the Seller and Mr. Brundy contained herein to be incomplete or untrue as of the Effective Date as if made on and as of such time or cause the Seller to be unable to perform its covenants contained herein that it is required to perform on or before the Effective Date.

7.  Post-Closing Agreements. The Seller and the Buyer, as the case may be, agree that from and after the Closing Date:

7.1.  Proprietary Information.

(a)  The Seller shall hold in confidence, and use its best efforts to have all of the officers, managers, members, directors, employees, other personnel and agents of the Seller to hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Purchased Assets and shall not disclose, publish or make use of the same without the consent of the Buyer, except (i) to the extent that such information shall have become public knowledge other than through the act of Seller, or any of its officers, directors and personnel except as would be permitted under (ii) and (iii) of this Section 7.1(a), (ii) as may be required to enforce any of Seller's rights against Buyer, or (iii) as may be required by applicable law or legal process.

(b)  The Seller agrees that the remedy at law for any breach of this Section 7.1 may be inadequate and that the Buyer shall be entitled to seek injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 7.1.

7.2.  Further Assurances and Data.

(a)  At any time and from time to time after the Effective Date, at the Buyer's reasonable request and without further consideration, the Seller shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, all at the Buyer's sole cost and expense, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all the Purchased Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto, and to carry out the purpose and intent of this Agreement. Immediately after the Effective Date, the Seller shall, to the extent applicable, authorize the release to the Buyer of all files pertaining to the Purchased Assets held by any federal, state, county or local authorities, agencies or instrumentalities. The Seller and the Buyer will cooperate in communications with suppliers and customers to accomplish the transfer of the Purchased Assets to the Buyer.

(b)  The parties agree that from and after the Effective Date, as to any monies received that rightfully belong to the other party, they shall remit such monies promptly to the other party.

(c)  Within fifteen (15) business days after the Effective Date, the parties shall mutually agree on the pro-ration as of the Effective Date of rent, utilities and telephone relative to the Purchased Assets, and the party obligated to pay the net amount of such prorated items to the other party will make such payment ten (10) days after the agreement on pro-rations is consummated. Seller will pay the premiums for the health benefits of Seller’s employees to be employed by Buyer through November 30, 2005.

(d)  Each party shall have the right, for a period of three (3) years following the Effective Date, to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, employment records and other records that may, at that time, be in the possession of the other party to the extent that any of the foregoing relates to the Purchased Assets and is needed by such party in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

(e)  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any approval, agreement, contract, lease, or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a party thereto would constitute a breach thereof.

(f)  For a period of 60 days following the Closing Date, Seller shall provide Buyer with post-closing support and services reasonably necessary to allow the Purchased Assets to be effectively transitioned to Buyer.

7.3.  Cooperation in Litigation. Each party hereto will reasonably cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the use of the Purchased Assets prior to the Effective Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees, other personnel and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees, other personnel and agents while assisting in the defense or prosecution of any such litigation or proceeding.

7.4.  Accounts Receivable and Accounts Payable.

(a) The Seller agrees that it will utilize normal collection efforts consistent with past business practices of the Seller in collecting the outstanding Accounts Receivable of the Seller as of the Effective Date. The Seller shall not undertake any formal collection action (whether legal action, referral to a collection agency or otherwise) with respect to any such account receivable without first consulting with the Buyer. The Seller agrees to pay, in a manner consistent with past business practice of the Seller, the outstanding accounts payable of the Seller as of the Effective Date. The Buyer shall not, and shall not permit its employees, officers, directors, independent contractors or agents to, directly or indirectly, encourage any customer of Seller not to make payment on any accounts receivable of Seller or commit any action which could reasonably lead or cause any customer not to make such a payment and the Buyer shall otherwise cooperate with Seller and its designees (and cause its personnel and accountants to cooperate) in Seller’s collection efforts.

(b) Both parties agree, as expeditiously as possible, to notify the Customers set forth on Exhibit 2.25, of the sale of the Purchased Assets and to instruct such Customers that any monies due on invoices for service periods prior to the Effective Date shall be paid to Seller/Capital via the Capital lockbox mechanism, and all monies due on invoices for service periods subsequent to the Effective Date shall be paid as instructed by Buyer. The parties agree that in the event payments are received by either of the parties on accounts receivable from customers who are customers of both of the Buyer and Seller, and in the event that the customer has not provided instructions on the face of the remittance or any accompanying documentation or correspondence, the party receiving such payment shall contact the Customer to ascertain how the payment is to be applied. In the event such inquiry is unsuccessful, then such payments shall be applied first to the oldest outstanding invoice(s).  In the event that either party receives proceeds of accounts receivable which belong to the other party, such party will immediately remit such proceeds, in kind, to the other party; provided, however, that, in the case of monies being received by Buyer and due to Seller, such proceeds shall be remitted to the Capital lockbox. Without limiting the generality of the foregoing, Seller agrees to immediately fully reimburse Buyer for any sums received and applied by Capital pursuant to paragraph 1 of the letter agreement among Capital, Buyer and Seller attached hereto as Exhibit “E,” in the event that such sums should have been deposited into Account 2 as defined in Exhibit “E.”

7.5.  Consents. Seller and Buyer will use their commercially reasonable best efforts to obtain by the Effective Date,

(a)  consents in the form of Exhibit E attached hereto from each landlord relating to all Real Property Leases identified on Schedule 2.10 attached hereto, consenting to the assumption of each such Real Property Lease by the Buyer and the release of Seller from all obligations and liabilities under such Real Property Leases and any related guarantees, and any other consents required under any Contract or otherwise in connection with the transactions contemplated by this Agreement; and

(b)   Buyer shall pay all costs and fees payable to landlords in connection with obtaining the consents related to the Real Property Leases and Equipment Leases. If a consent is not obtained with respect to any Real Property Lease by the Effective Date, Buyer shall continue to pay Seller, when and as the same becomes due, the monthly rental due pursuant to such Real Property Lease and Equipment Lease.

8.  Transfer and Sales Tax. Notwithstanding any provisions of law imposing the burden of such taxes on the Seller or the Buyer, as the case may be, the Buyer shall be responsible for and shall pay (a) all sales, bulk sales, use and transfer taxes, and (b) all governmental charges, if any, upon and due in connection with the sale or transfer of any of the Purchased Assets hereunder.

9.  Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered personally or sent by facsimile (with transmission confirmed), Federal Express, registered or certified mail, return receipt requested, postage prepaid, addressed as follows or to such other address or facsimile number of which the parties may have given notice:

To the Buyer:
Mr. Michael J. O’Donnell
ALS, LLC
c/o Advantage Services Group
2200 Lucien Way, Suite 201
Maitland, FL 32751

To the Seller:
Mr. Joseph J. Raymond
President & CEO
Stratus Services Group, Inc.
500 Craig Road, Suite 201
Manalapan, NJ 07726

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, by facsimile or by Federal Express; or (b) three business days after being sent, if sent by registered or certified mail.

10.  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that neither party may assign its obligations hereunder without the prior written consent of the other parties hereto; provided, however, that the Buyer may assign Buyer's rights hereunder to a subsidiary or affiliate of Buyer, provided that the Buyer shall remain liable for its obligations hereunder. Any assignment in contravention of this provision shall be null and void. No assignment shall release the Buyer from any obligation or liability under this Agreement.

11.  Entire Agreement; Amendments; Attachments.

11.1.  Entire Agreement; Amendment. This Agreement, all schedules and exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written, and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer and the Seller, by the consent of their respective Boards of Directors, Members or officers authorized by such Boards, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

11.2.  Attachments. If the provisions of any schedule or exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail. The exhibits and schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

12.  Expenses. Except as otherwise provided herein, each party hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby.

13.  Intentionally left blank.

14.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles.

15.  Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

16.  Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

17.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall be one and the same document.

18.  Public Disclosure. Neither party shall make any public statement about, nor issue any press release concerning this Agreement or the transactions contemplated hereby without first consulting with the other party hereto as to the form and substance of any such press release or public disclosure; provided, however, that nothing in this Section 18 shall be deemed to prohibit any party hereto from making any disclosure that its counsel deems necessary or advisable in order to satisfy such party's disclosure obligation imposed by law.

19.  WARN Act.For a period of at least forty-five (45) days from and after the Effective Date, Buyer shall employ substantially all, but in no event less than 70%, of the full-time employees associated with the Purchased Assets and shall not terminate more than 50 full time employees who were employed by the Seller as of the Effective Date. Buyer shall be liable and responsible for any obligations under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), arising out of Buyer’s breach of this Section 19 with respect to the employees associated with the Purchased Assets.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

SELLER:

STRATUS SERVICES GROUP, INC.

By:_______________________________
Michael A. Maltzman
President

BUYER:

ALS, LLC

By:_______________________________
Michael J. O’Donnell
Managing Member

G:\MPB\ALS - Stratus\asset purchase documents\So Cal Asset Purchase Agt v3.DOC